Exhibit 99.5
FELDMAN FINANCIAL ADVISORS, INC.
1001 CONNECTICUT AVENUE, NW, SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 • FAX (202) 467-6963
September 3, 2010
Board of Directors
Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101-36431
Members of the Board:
Home Federal Bancorp Inc. of Louisiana (“Home Federal Bancorp”) has requested an opinion from Feldman Financial Advisors, Inc. as to any potential economic value of the liquidation account in Home Federal Bancorp Inc. of Louisiana (the “Company”) and the associated liquidation account in Home Federal Bank (the “Bank Liquidation Account”) as set forth in the Plan of Conversion and Reorganization of Home Federal MHC of Louisiana adopted by the Board of Directors of the Company.
In the event of the liquidation of Home Federal Bank (the “Bank”), the right of the holders of rights to the liquidation account of the Company and their associated right to obtain a payment directly from the Bank in the event the Company lacks sufficient net assets to make distributions in satisfaction of such holders’ rights in the liquidation account in the Company, pursuant to the Stock Offering of Home Federal MHC of Louisiana, do not have any economic value at the time of the merger of Home Federal Bancorp into the Company upon completion of the conversion and reorganization.
Sincerely,
Feldman Financial Advisors, Inc.